SULLIVAN & CROMWELL
                                125 Broad Street
                            New York, New York 10004

                                                                February 9, 1988

Seligman New Jersey Tax-Exempt Fund, Inc.
One Bankers Trust Plaza
New York, New York  10006

Dear Sirs:

     In connection with Pre-Effective Amendment No. 3 to the Registration Statement on Form N-1A (File No. 33-13401) of Seligman New Jersey Tax-Exempt Fund, Inc., a Maryland corporation (the "Fund"), which you expect to file under the Securities Act of 1933, as amended, (the "Securities Act"), with respect to an indefinite number of shares, par value $.001 per share (the "Shares"), we, as your counsel, have examined such corporate records, certificates and other documents and such questions of law as we have considered necessary or appropriate for the purposes of this opinion.

     Upon the basis of such examination, we advise you that, in our opinion:

          (1) The Fund has been duly incorporated and is an existing corporation in good standing under the laws of the State of Maryland.

          (2) The Shares have been duly authorized to the extent of 50,000,000 Shares and, when the Registration Statement referred to above has become effective under the Securities Act and the Shares have been issued (a) for at least the par value thereof pursuant to the Distributing Agreement between the Fund and Seligman Marketing, Inc., (b) so as not to exceed the then authorized number of Shares and (c) in accordance with the authorization of the Board of Directors, the Shares will be duly and validly issued, fully paid and nonassessable.

     We hereby consent to the filing of this opinion as an exhibit to the Pre-Effective Amendment referred to above. In giving such consent, we do not thereby admit that we are in the category of person whose consent is required under Section 7 of the Securities Act.

                                              Very truly yours,

                                              ----------------------
                                              /s/Sullivan & Cromwell